AGREEMENT AND PLAN OF REORGANIZATION


This Agreement and Plan of Reorganization (herein, together with all Exhibits, ("Agreement") is entered in to as of June 4, 2004 by and between Pricester.com, Inc., a
Florida corporation ("Pricester") and Business Advantage #22, Inc., a Nevada corporation ("Business Advantage").

This Agreement sets forth the terms and conditions upon which Pricester will merge with and into Business Advantage (the "Merger"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, of 25,000,000 authorized shares, for the conversion and exchange of all outstanding shares of $.000001 par value common stock of Pricester ("Pricester Stock") into twenty one million, two hundred sixty two thousand, two hundred fifty (21,262,250) shares of voting $.000001 par value common stock of Business Advantage ("Business Advantage Common Stock") (together, the "Merger Consideration").

The parties intend the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")

	In consideration of the mutual promises and covenants contained herein, Business Advantage and Pricester agree as follows:

ARTICLE 1
Definitions

As used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

	"Charter Documents" shall mean the Articles or Certificate of Incorporation and the Bylaws of the applicable corporation.

	"Closing" means the delivery and execution of all monies, common stock, agreements, consents, exhibits and any other documents to and from all parties.

	"Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right or agreement.

	"GAAP" means generally accepted accounting principles, as that term is defined by the Institute of Certified Public Accountants under the first standard of reporting under its generally accepted accounting standards.

"Income Tax" means any federal, state, local or foreign Tax or Taxes
(x) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (y) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise or occupation Taxes, if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in (x) above.

"Income Tax Return" includes all Tax Returns relating to Income Taxes.

	"Intellectual Property" means (i) patents, patent applications and statutory invention registrations, in each case in the United States and all other countries, (ii) any trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers, including any registrations and applications for registration of any of the foregoing in the United States and any foreign country, (iii) all rights under the copyright laws of the United States and all other countries, including, without limitations, all copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) all confidential and proprietary information, including trade secrets and know-how.

	"Knowledge" of Business Advantage of or with respect to any matter means that any of the executive officers, directors of Business Advantage has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter, and "Knowledge" of Pricester of or with respect to any matter means that any of the executive officers, directors of Pricester has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter.

	"Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including Judgments.

	"Lien" means any security agreement, financing statement filed with any governmental authority, conditional sale statement filed with any governmental authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

	"Software" of a party means all material computer software owned, controlled or licensed by or on behalf of such party and used, manufactured, distributed, sold, licensed or marketed by such party.



"Stockholders Group" means any affiliated group" (a defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) that includes the stockholders or any predecessor of or successor to the stockholders (or another such predecessor or successor).

"Surviving Corporation" means Business Advantage # 22 , Inc.

"Tax" (including, with correlative meaning, the terms "Taxes" and Taxable") includes all federal, state, local and foreign income tax, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for taxes of another person by contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local, or foreign law provision, or otherwise.

"Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

"Treasury Regulations" means the regulations prescribed under the Code.


ARTICLE 2
Merger

Section 2.1   Merger.   Subject to the terms and conditions contained
in this Agreement, Pricester will be merged by statutory merger with and into Business Advantage pursuant to the Merger Agreement at a Closing at the Effective Time of the Merger as defined in the Merger
Agreement.   In the Merger, each share of Pricester outstanding
immediately prior to the effective time of the Merger will be converted into and exchanged for one common share of Business Advantage Common Stock.

Section 2.2   Name Change.   The name of the Surviving Corporation
shall be amended to be Pricester.com, Inc.

Section 2.3   The Closing.

Subject to the terms of this Agreement, the Closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Business Advantage at such time and date as the parties may mutually agree (the "Closing Date").


Notwithstanding the foregoing, for purposes of allocating profits and/or losses of Business Advantage only, the effective date for change of control shall be deemed to be April 05, 2004.

At the Closing, Business Advantage shall deliver to Pricester:

The Merger Consideration (as defined in Section 2.1)

Such other instruments and documents, in form and substance reasonably acceptable to Pricester, as may be necessary to affect the Closing.

At the Closing, Pricester shall deliver to Business Advantage:

The shareholder ledger evidencing shares of the common stock of Pricester;

A certified copy of the "Charter Documents" of Pricester, and a good standing certificate for Pricester issued by the Secretary of State of the State of Florida; and

Such other instruments and documents, in form and substance reasonably acceptable to Pricester, as may be necessary to affect the Closing.


Section 2.4   Mechanics for Closing Merger.    At the Closing, each
party shall execute and deliver, or cause to be executed and delivered to the other party, all monies, common stock, documents and instruments, in form and substance satisfactory as reasonably required
to carry out or evidence the terms of this Agreement.   Upon the
approval of the shareholders of Pricester and Business Advantage, the executed Articles of Merger shall be filed with the Florida Secretary of State and the Nevada Secretary of State respectively.

Section 2.5   Certificate of Incorporation of the Surviving
Corporation.   At the "Effective Date" of the Merger, the Charter
Documents of Business Advantage as in effect immediately prior to the Effective Date shall be the Charter Documents of the Surviving
Corporation.

Section 2.6   Bylaws of the Surviving Corporation.   At the Effective
Date of the Merger, the bylaws of Business Advantage, as in effective immediately prior to the Effective Date, shall be the bylaws of the Surviving Corporation.

Section 2.7   Further Assurances.   At or after the Closing, Pricester,
at the request of Business Advantage, shall promptly execute and deliver, or cause to be executed and delivered, to Business Advantage all such documents and instruments, in form and substance satisfactory to Business Advantage, as Business Advantage reasonably may request in order to carry out or evidence the terms of this Agreement

ARTICLE 3
Representations and Warranties of Pricester

Pricester represents and warrants to Business Advantage that the statements contained in Article 3 are true and complete and will be correct and complete, as of the date of this Agreement and as of Closing, as follows:

Section 3.1 Organization and Qualification of Pricester. Pricester is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Pricester is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined). The term "Material Adverse Effect" means any adverse change or effect that when taken individually or together with all other adverse changes an effects, is or is reasonably likely to be materially adverse to the business, operations, results of operations or financial condition of Pricester.

Section 3.2   Authority.   Pricester has all requisite corporate power
and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Pricester have been duly and validly authorized by all necessary action on the part of Pricester. This Agreement has been duly and validly executed and delivered by Pricester, and is a valid and binding obligation of Pricester, enforceable against Pricester in accordance with its terms.

Section 3.3   Ownership and Number of Shares of Pricester Stock.   The
shareholders listed on Exhibit 3.3 own all of the issued and outstanding shares the Pricester Stock, beneficially and of record, free and clear of all liens. The Pricester Stock is not subject to, or bound or affected by, any proxies, voting agreements, or other
restrictions on the incidents of ownership hereof.   There are not, and
will not be at Closing more than twenty one million, two hundred sixty two thousand, two hundred fifty (21,262,250) outstanding common shares.

Section 3.4    Subsidiaries.   Except as disclosed on Exhibit 3.4,
Pricester does not control or hold direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation.

Section 3.5   Capitalization of Pricester.   The authorized capital
stock of Pricester consists of 25,000,000 million common shares of authorized common stock $.000001 par value per share, of which twenty one million, two hundred sixty two thousand, two hundred fifty (21,262,250) shares are validly issued and outstanding, fully paid and non-assessable. There are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, Pricester to purchase or otherwise acquire any securities of or equity
interest in Pricester.    All of the issued and outstanding shares of
Pricester were issued in compliance with all applicable state and federal securities laws, and shall remain free from any encumbrances or Liens.

Section 3.6   No Conflicts; Required Consents.   The execution,
delivery and performance by Pricester of this Agreement will not:

conflict with or violate any provision of the articles or Charter
Documents of Pricester;

violate any Legal Requirements;

result in the creation or imposition of any Lien against or upon the Pricester Stock or any of the assets or properties owned or leased by Pricester; or

require any consent, approval, or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority or other person.

Section 3.7   Litigation.   Other than disclosed in Exhibit 3.7, there
is no litigation pending or, to Pricester's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against Pricester or its operations, nor, to Pricester's knowledge, is there any basis for any such litigation.

Section 3.8   Compliance with Applicable Legal Requirements.   Conduct
by Pricester of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of Pricester, proposed to become effective; and Pricester has received no notice of any violation by Pricester of any Legal Requirements applicable to Pricester or its activities as currently conducted; and Pricester knows of no basis for the allegation of any such violation.

Section 3.9   Financial Statements.   Pricester has delivered to
Business Advantage the financial statements from inception to December 31, 2003 (the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP and present fairly the financial
position of Pricester as of the date indicated.   Also, Pricester has
delivered the financial statements of Pricester for the year ended December 31, 2003 and financial statements for the first quarter ended March 31, 2004. Pricester plans on providing audited statements before filing for registration with the Securities Exchange Commission (SEC).



Section 3.10   Liabilities.   Pricester has no liabilities or
obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the Financial Statements or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of Pricester since the date of the Financial Statements.

Section 3.11   Taxes.

Except as set forth in Exhibit 3.11(a), all Tax Returns required to be filed by or with respect to Pricester have been properly and timely filed and all such Tax Returns are complete and accurate in all
material respects.   Except to the extent reserved or reflected against
on the Financial Statements, all Taxes due with respect to such Tax Returns or which are otherwise due and payable by Pricester have been
paid in full.   All Taxes required to be withheld and paid over by
Pricester to any relevant Tax authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.

Except as set forth in Exhibit 3.11(b):

no Tax authority in a jurisdiction where Pricester does not file Tax Returns has made a written claim, assertion or threat that Pricester is or may be subject to tax in such jurisdiction;

no deficiencies for any tax have been threatened, proposed, asserted or assessed against Pricester that have not been satisfied;

no audits or examinations with respect to Pricester are ongoing or have been threatened or proposed, in writing by the Internal Revenue Service or the appropriate state, local or foreign Tax authority;

no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to Pricester;

there are no Tax rulings, requests for rulings, closing agreements relating to Pricester that could affect the liability for Taxes of Pricester for any period (or portion of a period) after the Closing; and

no power of attorney has been granted by Pricester with respect to any matter relating to Taxes of Pricester that is currently in force.

Pricester is not a party to or liable to under any tax sharing agreement with respect to taxes of any consolidated, combined or unitary group other than the consolidated, combined or unitary group
disclosed in Exhibit 3.11(c).   Except as set forth in Exhibit 3.11(c),
Pricester has not with respect to any taxable period for which the applicable statute of limitations has not run, filed a combined consolidated or unitary tax return with respect to any jurisdictions (foreign and domestic) in which Pricester has filed income tax returns
for taxable periods ending on or December 31, 2003.   Pricester will
not, in the absence of a closing agreement provided for in the Treasury Regulations under Section 1503 of the Internal Revenue Code of 1986. (the "Code"), trigger the recapture of any dual consolidated losses (as defined in Section 1503 of the Code) by virtue of the transactions contemplated by this Agreement.

There are no tax liens on any assets of Pricester, except liens for taxes not yet due and payable.

Section 3.12   Absence of Certain Changes or Events.    Except as set
forth in Exhibit 3.12, since the date of the Financial Statements there has not occurred:

(a)	any material and adverse change in the financial condition or operations of Pricester;

		(b)	any damage, destruction or loss to or of any of the
material assets or properties owned or leased by Pricester;

	(c)	the creation or attachment of any Lien against the capital
stock of Pricester;

	(d)	any waiver, release, discharge, transfer, or cancellation
by Pricester of any rights or claims of material value;

(e)	any issuance by Pricester of any securities, or any merger or consolidation of Pricester with any other Person, or any acquisition by Pricester of the business of any other Person;

(f)	any incurrence, assumption or guarantee by Pricester of any
indebtedness or liability;

	(g)	any declaration, setting aside or payment by Pricester of
any dividends on, or any other distribution with respect to, any capital stock of Pricester or any repurchase, redemption, or other acquisition of any capital stock of Pricester;

(h)	(A) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Pricester, except in the ordinary course of the business of Pricester, or (B) any material increase in the compensation payable or to become payable to any employee of Pricester; or

	(i)	the entry by Pricester into any Contract to do any of the
foregoing.

Section 3.13   Material Pricester Contracts.   As of the date of this
Agreement, Pricester does not have except as disclosed in Exhibit 3.13:

(a)	contracts evidence or evidencing or relating to any liabilities or obligations of Pricester, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by Pricester;

(b)	joint venture or partnership Contracts between Pricester and any other person;

(c)	Contracts limiting the Pricester of Pricester to engage in or to compete in any activity, or to use or disclose any information in its possession;

(d)	any other Contracts to which Pricester is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto.


Section 3.14   Assets and Properties.

Pricester has good title to all of the material tangible personal assets and properties which it purports to own (including those reflected on the Financial Statement, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Financial Statements, which are not individually or in the aggregate material), free and clear of all Encumbrances, except as set forth in Exhibit 3.14(a) and (b) liens for taxes not yet due and payable or due but not delinquent or being
contested in good faith by appropriate proceedings.   Except as set
forth in Exhibit 3.14(a), the assets owned or leased by Pricester constitute all the assets used in and necessary to conduct the business as currently conducted.

(b)	Pricester owns no real property.

(c)	Exhibit 3.14(c) sets forth a list of all real property leased by
Pricester (the "Leased Real Property"). Pricester has made available to Pricester true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real
Property:

Pricester has good and valid leasehold estates in the Leased Real
Property, free and clear of all Encumbrances; and

all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Leased Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists. Except as set forth on
Exhibit 3.14(c),

each such lease or sublease is legal, valid, binding and enforceable and in full force and effect, and the consummation of the transactions contemplated by this Agreement will not cause a material breach under any such lease or sublease.

(e) Except as set forth on Exhibit 3.14(c):

(i)	Pricester has not received written notice of any pending or
threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Leased Real Property;

(ii) 	the Leased Real Property, the use and occupancy thereof by
Pricester, and the conduct of the business thereon and therein does not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the business thereon;

Pricester has received, written notice of a material violation of the restrictions or laws described in the foregoing clause (ii); and

none of the structures or improvements on any of the Leased Real
Property encroaches upon real property of another person or entity, and no structure or improvement of another person or entity encroaches upon any of the Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

Section 3.15   Books and Records.   All of the books, records and
accounts of Pricester are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. Pricester has previously delivered to Pricester the complete stock record book of Pricester and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of Pricester since the date of its incorporation.

Section 3.16   Certain Interests.   None of Pricester or its officers,
directors, or holders of ten percent (10%) or more of Pricester Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person that is a competitor, supplier or customer of Pricester.

Section 3.17   Bank Accounts.   Exhibit 3.17 sets forth all bank
accounts, brokerage accounts, and safe deposit boxes of any kind maintained by Pricester and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 3.18   Changes in Circumstances.   Pricester has no knowledge
of:

any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of Pricester; or

any Legal Requirements currently in effect from which Pricester currently is, or any currently proposed Legal Requirements from which Pricester would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to Pricester following closing.

Section 3.19 Intellectual Property.
	(a)	Exhibit 3.19(a) sets forth a true and complete list of all
Software, registered U.S. and foreign patents and patent applications, registered U.S. and foreign trademark applications, registered U.S. and foreign copyrights and copyright applications and other Intellectual Property (as hereinafter defined), in each case owned by Pricester and material to the business of Pricester ("Pricester Owned Intellectual Property"),

   - licenses for the Software licensed to Pricester or by Pricester to a third party (as hereinafter defined), in each case that are material to the business of Pricester ("Pricester Licensed Intellectual Property"), and

   - all Software and Intellectual Property that is licensed by Pricester to a third party ("Third Party Licensed Intellectual
Property").

(b)	To the knowledge of Pricester, the conduct of the business of
Pricester as currently conducted does not infringe or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted against Pricester that the conduct of the business of Pricester as currently conducted infringes or may infringe or misappropriate the Intellectual Property rights of any third party.

(c)	With respect to each item of Pricester Owned Intellectual
Property, Pricester is the sole owner of the entire right, title and interest in and to such Intellectual Property and without limitation of the foregoing is entitled to use such Intellectual Property in the continued operation of its business.

(d)	With respect to each item of Pricester Licensed Intellectual
Property, Pricester has the right to use such Pricester Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Pricester Licensed Intellectual Property.

(e)	To the knowledge of Pricester, Pricester Owned Intellectual
Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(f)	To the knowledge of Pricester, no person is engaging in any
activity that infringes upon Pricester Owned Intellectual Property.

(g)	To the knowledge of Pricester, each license of Pricester Licensed
Intellectual Property and Third Party Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect.

(h)	To the knowledge of Pricester, neither party to any license of
Pricester Licensed Intellectual Property nor any Third Party Licensed Intellectual Property is in breach thereof or default thereunder.

(i)	The Software of Pricester is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

(j)	No rights in the Software of Pricester have been transferred to any third party except to the customers of Pricester to whom Pricester has licensed the right to use all Software in the ordinary course of business.

(k)	Pricester has the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of Pricester, or that is required to operate or modify the Software of Pricester.

Section 3.20	Commitments.

(a)	Exhibit 3.20(a) sets forth, as of the date hereof, each contract or agreement, whether written or oral (including any and all amendments thereto), to which Pricester is a party, or by which Pricester is bound (collectively, the "Commitments") of the following types:

(i)	Commitments for the sale of any real or personal (tangible or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties;

(ii)	Commitments for the construction, modification or repair of any building, structure or facility or for the incurrence of any capital expenditures or for the acquisition of fixed assets, providing for aggregate payments in excess of $50,000.00;

(iii)	Commitments relating to the acquisition by Pricester or a
Subsidiary of any operating business or the capital stock of any other person or entity that have not been consummated or that have been consummated but contain representations, covenants, guaranties, indemnities or other obligations that remain in effect;

(iv)	Commitments pursuant to which any party is required to purchase or sell a stated portion of its requirements or output to another party or perform a stated amount of service for, on behalf of, or upon the referral of another party;

(v)	Commitments relating to any Litigation (as defined hereinafter in
Section 3.7);

(vi)	Commitments under which Pricester agrees to indemnify any person or entity;

(vii)	Commitments containing covenants of Pricester not to compete do business in any line of business or in any geographical area or with any person or entity, or to disclose certain information, or covenants of any person or entity not to compete with Pricester in any line of business or in any geographical area or disclose information concerning Pricester;

(viii)	Commitments pursuant to which Pricester (A) leases,
subleases, licenses or otherwise has the right to use any personal property or (B) is the lessor of any personal property;

(ix)	Commitments in respect of any joint venture, partnership or other similar arrangement (including, without limitation, any joint development agreement);

(x)	Commitments relating to any governmental or regulatory authority;

(xi)	Commitments for the lease or sub-lease of any real property;

(xii)	Commitments for the leasing of any personal property;

(xiii)	Commitments relating to outstanding letters of credit or
performance bonds or creating any obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person or entity, except as endorser or maker of checks or letters of credit endorsed or made in the ordinary course of business;

(xiv)	Commitments that involve in excess of $50,000.00 in the aggregate or that may not be terminated on less than ninety (90) days' notice;

(xv)	Commitments (other than those specified in any of clauses (i)
through (xiv) of this paragraph (a)) which relate to or affect the business or any of the assets or properties of Pricester in any way that are material to the business; and

(xvi)	Commitments currently in negotiation by Pricester of a type, which if entered into would be required to be listed on Exhibit 3.20(a) or to be disclosed on any other Schedule hereto.
Except as set forth in Exhibit 3.20(b), all of the Commitments referred to in the preceding paragraph (a) are valid, binding, in full force and effect and enforceable in accordance with their terms against Pricester, and to the knowledge of Pricester, against the respective counterparties to such Commitments. Complete copies (or, if oral, full written descriptions) of all Commitments required to be so listed, including all amendments thereto, and complete copies of all standard form Commitments used in the conduct of the Business, have been delivered to Pricester. Except as set forth in Exhibit 3.20(b):
there is no breach, violation or default and no event which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment listed in Exhibit 3.20(a), except for breaches, violations and defaults, or Encumbrances or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not material; and

neither Pricester nor any other party to any of the Commitments listed in Exhibit 3.20(a) is in material arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments and no material waiver or material indulgence has been granted by any of the parties thereto.

Section 3.21 Compliance with Laws. Except as set forth in Exhibit 3.21, Pricester has not received any written notice of any violation of any applicable laws, rules, regulations and orders relating to the operation, conduct or ownership of the business. Pricester has all permits, licenses, certificates and authorizations of governmental and regulatory authorities necessary for the conduct of their business as presently conducted, except where the failure to have any such permit, certificate, or authorization would not have a Material Adverse Effect.

Section 3.22	Employee Matters.  Pricester has made available to
Business Advantage copies of all non-disclosure agreements with officers or key employees of Pricester or any of its subsidiaries.


Section 3.23 	Insurance.   All of the material assets of Pricester
and all aspects of the business that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. Pricester is not in default with respect to its obligations under any material insurance policy maintained by it. Exhibit 3.24 sets forth a list of all insurance coverage carried by Pricester, the carrier and the terms and amount of coverage. All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. Pricester has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and Pricester has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by Pricester under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Pricester has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

Section 3.24   Accuracy of Information.   None of the written
information and documents which have been or will be furnished by Pricester or any representatives of Pricester to Business Advantage or any of the representatives of Pricester in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Pricester, Pricester has disclosed to Business Advantage as the purchaser of Business Advantage Common Stock all material information relating to Pricester and its activities as currently conducted.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUSINESS ADVANTAGE NO. 22

Business Advantage represents and warrants to Pricester that the statements made in Article 4 are true and complete, as of the date of this Agreement and will be correct and complete as of Closing, as follows:

Section 4.1 Organization and Qualification of Business Advantage. Business Advantage is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted. Business Advantage is duly qualified to do business as a foreign corporation in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary.

Section 4.2   Authority.   Business Advantage has all requisite
corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by Business Advantage have been duly and validly authorized by all necessary action on the part of Business Advantage. This Agreement has been duly and validly executed and delivered by Business Advantage, and is the valid and binding obligation of Business Advantage, enforceable against Business Advantage in accordance with its terms.

Section 4.3   Capitalization of Business Advantage.   The authorized
capital stock of Business Advantage consists of one hundred million (25,000,000) authorized shares of common stock $.001 par value per share of which one million (1,000,000) are issued and outstanding fully
paid and non assessable.   Except as listed in Exhibit 4.3, there are
no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, Business Advantage to purchase or otherwise acquire any securities of or equity interest in Business Advantage.

Section 4.4   No Conflicts; Required Consents.   The execution,
delivery and performance by Business Advantage of this Agreement does not and will not: (i) conflict with or violate any provisions of the Charter Documents of Business Advantage; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or Lien to which Business Advantage is a party or by which Business Advantage or the assets or properties owned or leased by it are bound or affected; or (iv) require any consent, approval or authorization, report or other document with, any Governmental Authority or other person.

Section 4.5   Validity and Ownership of Business Advantage Common
Stock.   The Business Advantage Common Stock received by the
shareholders of Pricester at the Closing will be validly issued and outstanding, fully paid and non-assessable. The Business Advantage Common Stock will not be subject to, nor bound or affected by, any proxies, voting agreements, or other restrictions on the ownership thereof, and shall remain free from any encumbrances or Liens.

Section 4.6   Subsidiaries.   Business Advantage does not control or
hold direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation other than described in Exhibit 4.6.

Section 4.7   Litigation.   Other than disclosed in Exhibit 4.7, there
is no litigation pending or, to Business Advantage's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against Business Advantage or its operations, nor, to Business Advantage's knowledge, is there any basis for any such litigation.

Section 4.8   Compliance with Applicable Legal Requirements.   Conduct
by Business Advantage of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of Business Advantage, proposed to become effective; and Business Advantage has received no notice of any violation by Business Advantage of any Legal Requirements applicable to Business Advantage or its activities as currently conducted; and Business Advantage knows of no basis for the allegation of any such violation.

Section 4.9 Financial Statements. Business Advantage has delivered to Pricester the audited financial statements of Business Advantage as of December 31, 2003 and the unaudited interim financial statements of Business Advantage for the three months ended March 31, 2004 (the "Business Advantage Financial Statements"). The Financial Statements were prepared in accordance with GAAP and present fairly the financial position of Business Advantage as of the date indicated.

Section 4.10   Liabilities.   Business Advantage has no liabilities or
obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the balance sheet or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of Business Advantage since the date of the Financial
Statements.   At Closing, Business Advantage shall have no liabilities
or obligations, including state and federal tax liabilities.

Section 4.11 Tax Returns and Payments.	 Except as set forth in
Exhibit 4.11(a), all Tax Returns required to be filed by or with respect to Business Advantage have been properly and timely filed and all such Tax Returns are complete and accurate in all material
respects.   Except to the extent reserved or reflected against on the
Financial Statements, all Taxes due with respect to such Tax Returns or which are otherwise due and payable by Business Advantage have been
paid in full.   All Taxes required to be withheld and paid over by
Business Advantage to any relevant Tax authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.
(b)	Except as set forth in Exhibit 4.11(b):

(i)	no Tax authority in a jurisdiction where Business Advantage does not file Tax Returns has made a written claim, assertion or threat that Pricester is or may be subject to tax in such jurisdiction;

(ii)	no deficiencies for any tax have been threatened, proposed,
asserted or assessed against Business Advantage that have not been satisfied;

(iii)	no audits or examinations with respect to Business Advantage are ongoing or have been threatened or proposed, in writing by the Internal Revenue Service or the appropriate state, local or foreign Tax authority;

(iv)	no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to Business
Advantage;

(v)	there are no Tax rulings, requests for rulings, closing
agreements relating to Business Advantage that could affect the liability for Taxes of Business Advantage for any period (or portion of a period) after the Closing; and

(iv)	no power of attorney has been granted by Business Advantage with respect to any matter relating to Taxes of Business Advantage that is currently in force.

(c)	Business Advantage is not a party to or liable to under any tax sharing agreement with respect to taxes of any consolidated, combined or unitary group other than the consolidated, combined or unitary group other than the consolidated, combined or unitary group disclosed in
Exhibit 4.11(c). Except as set forth in Exhibit 4.11(c), Business Advantage has not with respect to any taxable period for which the applicable statute of limitations has not run, filed a combined consolidated or unitary tax return with respect to any jurisdictions (foreign and domestic) in which Business Advantage has filed income tax
returns for taxable periods ending on or December 31, 2003.   Business
Advantage will not, in the absence of a closing agreement provided for in the Treasury Regulations under Section 1503 of the Internal Revenue Code of 1986. (the "Code"), trigger the recapture of any dual consolidated losses (as defined in Section 1503 of the Code) by virtue of the transactions contemplated by this Agreement.

           (d)	There are no tax liens on any assets of Business
Advantage, except liens for taxes not yet due and payable.

Section 4.12   Absence of Certain Changes or Events.   Since the date
of the Business Advantage Financial Statements there has not occurred:

	(a)	any material and adverse change in the financial condition
or operations of Business Advantage;

	(b)	any damage, destruction or loss to or of any of the
material assets or properties owned or leased by Business Advantage;

	(c)	the creation or attachment of any Lien against the Common
Stock of Business Advantage;

	(d)	any waiver, release, discharge, transfer, or cancellation
by Business Advantage of any rights or claims of material value;

	(e)	any issuance by Business Advantage of any securities, or
any merger or consolidation of Business Advantage with any other
Person, or any acquisition by Business Advantage of the business of any other Person;

	(f)	any incurrence, assumption or guarantee by Business
Advantage of any indebtedness or liability;

	(g)	any declaration, setting aside or payment by Business
Advantage of any dividends on, or any other distribution with respect to, any capital stock of Business Advantage or any repurchase, redemption, or other acquisition of any capital stock of Business
Advantage;

	(h)	(A)	any payment of any bonus, profit sharing, pension or
similar payment or arrangement or special compensation to any employee of Business Advantage, except in the ordinary course of the administration of Business Advantage, or (B) any increase in the compensation payable or to become payable to any employee of Business Advantage; or

	(i)	the entry by Business Advantage into any Contract to do any
of the foregoing.

Section 4.13   Material Business Advantage Contracts.   As of the date
of this Agreement, Business Advantage does not have except as disclosed in Exhibit 4.13:

(a)	contracts evidence or evidencing or relating to any liabilities or obligations of Business Advantage, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by Business Advantage;

(b)	joint venture or partnership Contracts between Business Advantage and any other person;

(c)	contracts limiting the Business Advantage to engage in or to compete in any activity, or to use or disclose any information in its possession;

(d)	any other contracts to which Business Advantage is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by Business Advantage exceeding $50,000 in any twelve-month period (collectively herein as the
"Material Business Advantage Contract").   Business Advantage has
delivered to Pricester true and complete copies of each of the Material Business Advantage Contracts, including any amendments thereto (or, in the case of oral Material Business Advantage Contracts, a written description and representation that the contract is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than Business Advantage, has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder);

(e)	there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than Business Advantage, or any combination thereof) by Business Advantage, nor, to the knowledge of Business Advantage, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of Business Advantage, or any combination thereof) by any other person, under any of the Material Business Advantage Contracts; and

(f)	neither Business Advantage nor, to the knowledge of Business
Advantage, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material Business Advantage Contracts, and no waiver has been granted by any of the parties thereto.

Section 4.14 (a)  Real Property.   As of the date of this Agreement,
Business Advantage does not own any real property.

(b)	Leased Property.  Exhibit 4.14(b) sets forth a list of all real property leased by Business Advantage (the "Leased Real Property"). Business Advantage has made available to Business Advantage true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real Property except as set forth on Exhibit 4.14(b)

(i)	Business Advantage has not received written notice of any pending or, to the knowledge of the Stockholders, threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Leased Real Property;

(ii)	 the Leased Real Property, the use and occupancy thereof by
Business Advantage, and the conduct of the business thereon and therein does not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the business thereon;

(iii)	Business Advantage has received, written notice of a material violation of the restrictions or laws described in the foregoing clause
(ii); and



(iv)	none of the structures or improvements on any of the Leased Real
Property encroaches upon real property of another person or entity, and no structure or improvement of another person or entity encroaches upon any of the Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

Section 4.15 Employees. As of the date of this Agreement, Business Advantage does not have any employees except as disclosed in Exhibit 4.15.

Section 4.16   Books and Records.   All of the books, records and
accounts of Business Advantage are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. Business Advantage has previously delivered to Pricester the complete stock record book of Business Advantage and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of Business Advantage since the date of its incorporation.

Section 4.17   Certain Interests.   None of Business Advantage or its
officers, directors, or holders of ten percent (10%) or more of Business Advantage Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person which is a competitor, supplier or customer of Business Advantage.

Section 4.18   Bank Accounts.   Exhibit 4.18 sets forth all bank
accounts, brokerage accounts, and safe deposit boxes of any kind maintained by Business Advantage and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 4.19   Changes in Circumstances.   Business Advantage has no
knowledge of:

(i)	any current or future condition or state of facts or
circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of Business Advantage; or

(ii)	any Legal Requirements currently in effect from which Business
Advantage currently is, or any currently proposed Legal Requirements from which Business Advantage would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to Business Advantage following closing.

Section 4.20    Insurance.   All of the material assets of Business
Advantage and all aspects of the business that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. Business Advantage is not in default with respect to its obligations under any material insurance policy maintained by it.
Exhibit 4.20 sets forth a list of all insurance coverage carried by Business Advantage, the carrier and the terms and amount of coverage. All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. Business Advantage has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and Business Advantage has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by Business Advantage under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Business Advantage has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

Section 4.21   Accuracy of Information.   None of the written
information and documents which have been or will be furnished by Business Advantage or any representatives of Business Advantage to Business Advantage or any of the representatives of Business Advantage in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Business Advantage, Business Advantage has disclosed to Business Advantage as the purchaser of Business Advantage Common Stock all material information relating to Business Advantage and its activities as currently conducted.


ARTICLE 5
Covenants of Pricester and Business Advantage

Section 5.1   Affirmative Covenants of Pricester.   Except as Pricester
may otherwise consent in writing, between the dates of this Agreement and Closing, Pricester shall:

	(a)	conduct its business only in the usual, regular, and
ordinary course and in accordance with past practices:

(b)	(i)	duly comply with all applicable Legal Requirements;

(ii)	perform all of its obligations under all Pricester Contracts without default; and

(iii)	maintain its books, records, and accounts on a basis consistent with past practices.

(c)	(i)	give to Business Advantage and its counsel, accountants and
other representatives reasonable access during normal business hours to the premises of Pricester, all of the assets and properties owned or leased by Pricester, Pricester's books and records, and Pricester's personnel;

(ii)	furnish to Business Advantage and such representatives all such additional documents (certified by an officer of Pricester, if requested), financial information and other information as Business Advantage may from time to time reasonably request; and

(iii)	cause Pricester's accountants to permit Business Advantage and its accountants to examine the records and working papers pertaining to Pricester's Financial Statements' provided that no investigation by Pricester or its representatives will affect or limit the scope of any of the representations and warranties of Pricester herein or in any Exhibit or other related document.

(d)	use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by Pricester in order to consummate the transactions contemplated hereby and deliver to Pricester copies, satisfactory in form and substance to Pricester, of such approvals and consents;

	(e)	promptly deliver to Business Advantage true and complete
copies of all monthly and quarterly financial statements of Pricester and any reports with respect to the activities of Pricester which are prepared by or for Pricester at any time from the date hereof until Closing; and

(f)	promptly notify Business Advantage of any circumstance, event or action, by Pricester or otherwise:
(i)	which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or

(ii)	the existence, occurrence or taking of which would result in any of the representations and warranties of Pricester in this Agreement or any Exhibit not being true and correct in all material respects.

Section 5.2   Negative Covenants of Pricester.   Except as Pricester
may otherwise consent in writing, between the dates of this Agreement and Closing, Pricester shall not:

	(a)	change the character of its business;

	(b)	incur any liability or obligation or enter into any
Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

	(c)	incur, assume or guarantee any indebtedness or liability in
respect of borrowed money;

	(d)	make any capital expenditure or commitment for capital
expenditure exceeding $500,000 for a single project or $1,000,000 for all projects, whether or not in the ordinary course of business;

	(e)	modify, terminate, or abrogate any Material Pricester
Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

	(f)	create or permit the creation or attachment of any Lien
against any of the assets or properties owned or leased by it;

	(g)	except as otherwise required by this Agreement, prepay any
material liabilities or obligations;

	(h)	issue any securities, or merge or consolidate with any
other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

	(i)	declare, set aside or pay any dividends on, or make any
other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; or

(j)	enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.3   Affirmative Covenants of Business Advantage.   Except as
Pricester may otherwise consent in writing, between the dates of this Agreement and Closing, Business Advantage shall:

	(a)	conduct its business only in the usual, regular, and
ordinary course and in accordance with past practices;

	(b)	(i)	duly comply with all applicable Legal Requirements;

(ii)	perform all of its obligations under all Business Advantage
Contracts without default; and
(iii)	maintain its books, records, and accounts on a basis consistent with past practices.




(c)	(i)	give to Pricester and its counsel, accountants and other
representatives reasonable access during normal business hours to the premises of Business Advantage, all of the assets and properties owned or leased by Business Advantage, Business Advantage's books and records, and Business Advantage's personnel:

(ii)	furnish to Pricester and such representatives all such additional documents (certified by an officer of Business Advantage, if requested), financial information and other information as Pricester may from time to time reasonably request; and

cause Business Advantage's accountants to permit Pricester and its accountants to examine the records and working papers pertaining to Business Advantage's Financial Statements' provided that no investigation by Pricester or its representatives will affect or limit the scope of any of the representations and warranties of Business Advantage herein or in any Exhibit or other related document.

(d)	use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by Pricester in order to consummate the transactions contemplated hereby and deliver to Pricester copies, satisfactory in form and substance to Pricester, of such approvals and consents;

	(e)	promptly deliver to Pricester true and complete copies of
all monthly and quarterly financial statements of Business Advantage and any reports with respect to the activities of Business Advantage which are prepared by or for Business Advantage at any time from the date hereof until Closing; and

(f)	promptly notify Pricester of any circumstance, event or action, by Business Advantage or otherwise:
(i)	which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or

(ii) 	the existence, occurrence or taking of which would result in any of the representations and warranties of Business Advantage in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.4   Negative Covenants of Business Advantage.   Except as
Pricester may otherwise consent in writing, between the dates of this Agreement and Closing, Business Advantage shall not:

	(a)	change the character of its business;

	(b)	incur any liability or obligation or enter into any
Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

	(c)	incur, assume or guarantee any indebtedness or liability in
respect of borrowed money;

	(d)	make any capital expenditure or commitment for capital
expenditure exceeding $5,000 for a single project or $10,000 for all projects, whether or not in the ordinary course of business;

	(e)	modify, terminate, or abrogate any Material Business
Advantage Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

	(f)	create or permit the creation or attachment of any Lien
against any of the assets or properties owned or leased by it;

	(g)	except as otherwise required by this Agreement, prepay any
material liabilities or obligations;

	(h)	issue any securities, or merge or consolidate with any
other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

	(i)	declare, set aside or pay any dividends on, or make any
other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; or

	(j)	enter into any transaction or permit the taking of any
action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.5   Joint Undertakings.   Each of Pricester and Business
Advantage shall cooperate and exercise commercially reasonable efforts to facilitate the consummation of the transactions contemplated by this Agreement so as to permit Closing to take place on the date provided herein and to cause the satisfaction of conditions to Closing set forth in Article 6.

Section 5.6  Confidentiality.

(a)	Any non-public information that Business Advantage may obtain from Pricester in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Business Advantage shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Pricester; provided that


(i)	Business Advantage may use and disclose any such information once it has been publicly disclosed (other than by Business Advantage in breach of its obligations under this Section) or which rightfully has come into the possession of Business Advantage (other than from Pricester); and

(ii)	to the extent that Business Advantage may become compelled by
Legal Requirements to disclose any of such information, Business Advantage may disclose such information if it shall have used all reasonable efforts, and shall have afforded Pricester the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Business Advantage shall use all reasonable efforts to cause to be delivered to Pricester, and retain no copies of, any documents, work papers and other materials obtained by Business Advantage or on its behalf from Pricester, whether so obtained before or after the execution hereof.

(b)	Any non-public information that Pricester may obtain from
Business Advantage in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Pricester shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Business Advantage; provided that

(i)	Pricester may use and disclose any such information once it has been publicly disclosed (other than by Pricester in breach of its obligations under this Section) or which rightfully has come into the possession of Pricester (other than from Business Advantage); and

(ii) 	to the extent that Pricester may become compelled by Legal
Requirements to disclose any of such information, Pricester may disclose such information if it shall have used all reasonable efforts, and shall have afforded Business Advantage the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Pricester shall use all reasonable efforts to cause to be delivered to Business Advantage, and retain no copies of, any documents, work papers and other materials obtained by Pricester or on its behalf from Business Advantage, whether so obtained before or after the execution hereof.

Section 5.7   Publicity.   Business Advantage and Pricester shall each
consult with and obtain the consent of the other before issuing any press release or making any other public disclosure concerning this Agreement or the transactions contemplated hereby unless, in the reasonable judgment of the disclosing party, a release or disclosure is required to discharge its disclosure obligations under applicable Legal Requirements, in which case it shall in good faith consult with the other party about the form, content and timing of such release or disclosure prior to its release or disclosure.

Section 5.8   Pricester's Responsibility for Taxes; Returns; Audits.

 (a) 	Tax Returns; Filing and Payments.

(i)	Pricester shall timely prepare (or cause to be prepared), and shall timely file (or cause to be timely filed) all Income Tax Returns of Pricester for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date.

(ii)	Pricester shall prepare (or cause to be prepared) and file (or cause to be filed) all Income Tax Returns of Pricester for any Taxable year or period commencing prior to the Closing Date and ending subsequent to the Closing Date.

(iii)	The Tax Returns referred to in this Section 5.8(a)(i) and (ii), shall, to the extent not otherwise required by law, be prepared in a manner consistent with Pricester's (as appropriate) past practice (including any Tax elections and methods of accounting). With respect to any Tax Return referred to in Sections 5.8(a)(i) and (ii) above, the party preparing such return shall provide the other party a draft of such Tax Return and Tax information (including, without limitation, work papers and schedules) for review of such Tax Return in a timely manner no later than thirty (30) days prior to the due date (taking into account valid extensions) for the filing of such Tax Return. The parties shall consult in good faith with regard to the form and content of such Tax Returns, provided that, in the event of any disagreement, the Tax Returns shall be filed in the form set forth by the party with responsibility for the preparation of the Tax Return.

(b)	Termination of Tax Sharing Agreements; Powers of Attorney.

(i)	Any Tax Sharing Agreement to which Pricester is a party shall be terminated as of the Closing Date, and Pricester shall have no further obligations thereunder. For purposes of this Agreement, the term "Tax Sharing Agreement" includes any agreement or arrangement, whether or not written, providing for the sharing or allocation of liability for Taxes of the parties thereto.

(ii)	All powers of attorney granted by Pricester with respect to Taxes shall be revoked as of the Closing Date.

Between the date of the Agreement and the Closing Date, Pricester will not cause or permit Pricester to:

(i) make any change in Pricester's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes; or

(ii)	settle or otherwise dispose of any Tax audit, dispute, or other
Tax proceeding, in each case without Pricester' express written consent thereto.

(c)	Assistance and Cooperation.

(i)	From and after the Closing Date, to the extent reasonably
requested by the other party, Business Advantage and Pricester shall assist and cooperate with each other in the preparation of any Tax Return which the other party is responsible to file pursuant to Section 5.8(a) herein and shall assist and cooperate with the other party in preparing for any audits or disputes relating to Taxes for which the other party is responsible pursuant to this Agreement. From and after the Closing Date, Business Advantage and Pricester shall, pursuant to the other party's reasonable request, make available to the other party all information, records and documents reasonably available to that party, which are necessary for the preparation of any Tax Return or resolution of any audit or dispute. In all such cases, the party seeking assistance or cooperation shall bear the expenses of the other party incurred in connection with respect thereto.

(ii)	From and after the Closing Date, Business Advantage and Pricester shall provide timely notice to the other in writing of any pending or threatened tax audits or assessments of Pricester for taxable periods for which the other is liable under this Agreement, and shall furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

Section 5.9  Business Advantage's Responsibility for Taxes; Returns;
Audits.

 Tax Returns; Filing and Payments.

(i)	Business Advantage shall timely prepare (or cause to be
prepared), and shall timely file (or cause to be timely filed) all Income Tax Returns of Business Advantage for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date

(ii)	The Tax Returns referred to in this Section 5.9 shall, to the extent not otherwise required by law, be prepared in a manner consistent with Business Advantage's (as appropriate) past practice (including any Tax elections and methods of accounting). With respect to any Tax Return referred to in Sections 5.9 above, between the dates of the Agreement and the Closing Date, Pricester will not make any change in Business Advantage's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes.

Section 5.10	Cooperation with Public Filings.   Pricester shall
cooperate with Business Advantage and its affiliates and advisors in the preparation and filing of any public filings (and any related documentation or filings) in a timely fashion and shall use its reasonable best efforts to assist Business Advantage in having any such registration statement declared effective by the Securities and Exchange Commission as promptly as practicable and in maintaining the effectiveness of any such registration statement. If Pricester shall obtain knowledge of any information pertaining to Pricester that would require any amendment or supplement to any registration statement, Pricester shall so advise Business Advantage in writing and shall promptly furnish Business Advantage with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement any such registration statement.

Section 5.11	Tax Reorganization.  Each party to this Agreement
hereby intends and agrees to take all reasonable actions to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and will immediately notify each of the other parties of any circumstance or condition of which it is or becomes aware of which might cause the Merger to fail to so qualify.
Pricester represents that it has not taken any action that would cause the Merger to fail to so qualify as reorganization within the meaning of Section 368(a) of the Code, and is not aware of any circumstances, which would cause the Merger to fail to so qualify.

ARTICLE 6
Conditions Precedent

Section 6.1   Conditions to Pricester's Obligations.   The obligations
of Pricester to consummate the transactions contemplated by this Agreement are subject to the following conditions:

	(a)	 Accuracy of Representations.   The representations of
Business Advantage in this Agreement or in any Exhibit hereto shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing, except as affected by the transactions contemplated hereby.

(b)	Performance of Agreements.   Business Advantage shall have
performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

(c)	Receipt of Business Advantage Common Stock.   Pricester shall
have delivered to Business Advantage at Closing, a shareholder list representing twenty one million, two hundred sixty two, two hundred fifty (21,262,250) issued in the name of the shareholders of Pricester.

	(d)	Officer's Certification.   Pricester shall have received a
corporate resolution or certificate executed by an executive officer of Business Advantage, dated as of Closing, reasonably satisfactory in form and substance to Pricester certifying that the conditions stated in subparagraphs (a), (b) and (c) of this Section have been satisfied.

	(e)	Legal Proceedings.   There shall be no Legal Requirement,
and no judgment shall have been entered and not vacated by any governmental authority of competent jurisdiction and no litigation shall be pending which restrains, makes illegal or prohibits consummation of the transactions contemplated hereby.

	(f)	Consents.   Pricester shall have obtained evidence, in form
and substance satisfactory to it, that there has been obtained all consents, approvals and authorizations required by this Agreement.

	(g)	Resignation of Officers and Directors.   Each of the
officers and directors of Business Advantage whose written resignation Pricester has requested shall have delivered to Pricester effective as of the Closing.



	(h)	Legal Matters Satisfactory to Pricester's Counsel.   All
actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Pricester's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

Section 6.2   Conditions to Business Advantage's Obligations.   The
obligations of Business Advantage to consummate the transactions contemplated by this Agreement are subject to the following conditions:

	(a)	Accuracy of Representations.   The representations of
Pricester in this Agreement or in any Exhibit hereto shall be true and accurate (in all material respects) at and as of Closing with the same effect as if they were made at and as of Closing, except as affected by the transactions contemplated hereby.

(b)	Performance of Agreements.   Pricester shall have performed all
obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

Delivery of Pricester Stock.   Pricester shall have provided at
Closing, shareholder ledger list representing twenty one million, two sixty two thousand, two hundred fifty (21,262,250) shares of common stock.

	(d)	Officer's Certificate.   Business Advantage shall have
received a certificate executed by an executive officer of Pricester, dated as of Closing, reasonably satisfactory in form and substance to Business Advantage, certifying that the conditions stated in subparagraphs (a) and (b) of this Section have been satisfied.

(e)	Legal Proceedings.   There shall be no Legal Requirement, and no
judgment shall have been entered and not created by any governmental authority of competent jurisdiction and no litigation shall be pending which,

(i)	restrains, make illegal or prohibits consummation of the
transactions contemplated hereby, or

(ii)	could have a material adverse effect upon the operations or
financial condition of Pricester.

	(f)	Consents.   Business Advantage shall have received
evidence, in form and substance satisfactory to it, that there have been obtained all consents, approvals, and authorizations required by this Agreement.

	(g)	Legal Matters Satisfactory to Business Advantage and its
Representatives.   All actions, proceedings, instruments and documents
required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Business Advantage's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.


ARTICLE 7
Termination

Section 7.1   Termination Events.   This Agreement may be terminated
and the transactions contemplated hereby may be abandoned:

	(a)	at any time, by the mutual agreement of Business Advantage
and Pricester;

	(b)	by either Business Advantage and Pricester, if the other is
in material breach or default of its respective covenants, agreements or other obligations hereunder or if any of its representations and warranties herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate.

	(c)	by Business Advantage, if any of the conditions to its
obligations set forth in Section 6.1 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of Pricester; or

	(d)	by Pricester, if any of the conditions to its obligations
set forth in Section 6.2 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of Business Advantage; or

Section 7.2   Effect of Termination.   If this Agreement shall be
terminated, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 5.6 and 5.7. In such event, Pricester shall return any and all Business Advantage Common Stock received hereunder and both parties shall file the necessary documents in the states of Nevada and Florida respectively, to complete the transfer of any and all Pricester shares of stock received by Business Advantage hereunder to the Principal Shareholders.




ARTICLE 8
Miscellaneous

Section 8.1 Waiver and Modifications. Any of the provisions of this Agreement may be waived at any; time by the party entitled to the benefit thereof, upon the authority of the Board of Directors of such party; provided, however, that no waiver by Pricester shall be authorized after the last vote of the stockholders of Pricester if such waiver shall, in the judgment of the Board of Directors of Business Advantage, affect materially and adversely the benefits of the Business Advantage stockholders under this Agreement or the Agreement of Merger. Any of the provisions of this Agreement (including the exhibits and the Agreement of Merger) may be modified at any time prior to and after the vote of the stockholders of Pricester by agreement in writing approved by the Board of Directors of each party and executed in the same manner (but not necessarily by the same persons) as this Agreement, provided that such modification, after the last vote of the stockholders of Business Advantage shall not, in the judgment of the Board of Directors of Pricester, affect material and adversely the benefits of Pricester's stockholders under this Agreement or the Agreement of Merger. To the extent permitted by law, the powers of the Board of Directors may be delegated by the Board of the Executive Committee of such Board or by such Board (or by the Executive Committee to the extent any matter has been delegated to such Committee by the Board) to any officer or officers of such party, and any notices, consents or other action referred to in this Agreement may be given or taken by any officer so authorized.

Section 8.2   Finder Commissions.   Pricester represents and warrants
that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it with respect to the transactions contemplated by this Agreement or by the Agreement of Merger, other than set forth in
Exhibit 8.2.

Section 8.3  Notices.   Any notice, request, instruction or other
document to be given hereunder or under the Agreement of Merger by any party to another shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid,

if to Pricester, addressed to:

Joe Puentes
Pricester.com, Inc.
1001 N. Federal Highway, Suite 201
Hallandale, FL 33009



With Copies To:
Jody M. Walker, Esq.
7841 South Garfield Way
Centennial, CO 80122

if to Business Advantage# 22, addressed to:
Dennis Jordan, President
12230 Forest Hill Blvd.
Suite 110
Wellington, Florida 33414

Section 8.4   Entire Agreement.   This Agreement including Exhibits and
referenced documents represents the entire agreement between the parties. Any and all other oral or written agreements concerning this merger shall be deemed null and void.

Section 8.5 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the state of Nevada.

Section 8.6   Counterparts.   In order to facilitate the filing and
recording of this Agreement the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

Section 8.7	Successors and Assigns.  The terms and conditions of this
Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other (except that Business Advantage may without the prior written consent of Pricester assign this Agreement to any affiliate of Business Advantage so long as such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Business Advantage," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder), but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Business Advantage of its obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.8	Headings.   The headings of the Articles, Sections and
paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

Section 8.9	Modification and Waiver.   No amendment, modification or
alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 8.10	Expenses.   Except as otherwise provided herein,
Business Advantage and Pricester shall pay all costs and expenses incurred by them or it or on their or its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of their respective financial consultants, accountants and counsel.

Section 8.11	Severability.  If any provision of this Agreement is
held to be void, illegal or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such void, illegal or unenforceable provision never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected in any way by the void, illegal or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such severed provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such severed provision as may be possible and be valid, legal and enforceable

IN WITNESS WHEREOF, Business Advantage and Pricester, by their duly authorized officers, have executed and delivered this Agreement effective as of the date first above written.

						Pricester.com. Inc.




						By:     /s/Joe Puentes
					      Name:	   Joe Puentes
						Title    President

						Attest:  /s/Nelson Stark
					   Nelson Stark, Secretary

Business Advantage #22, Inc.



						By: 	/s/Dennis C. Jordan
			   			Name:  Dennis C. Jordan
						Title: President

						Attest:	 James Depaliese
							James DePaliese, Secretary







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